Exhibit 10.58

Annual Incentive Plan

Plan Description

Introduction: This Document

This document is a general description of the NBC Universal Annual Incentive Plan (the “Plan”). It is not a contract between a Plan participant and NBC Universal (the “Company”) and does not guarantee either a payout under the plan or continued employment with the Company to participants in the Plan. In the event of any questions concerning the operation of the Plan, the decisions of the AIP Committee (described in Section 3 below) will be final and binding on all parties.

Section 1: Objectives

The objectives of the Plan are: (1) to motivate key employees of NBC Universal to achieve or exceed financial and business targets by rewarding them for superior business and personal performance; (2) attract and retain the highest caliber employees by offering competitive total cash opportunities; and (3) provide a meaningful link between overall business performance and total compensation paid to AIP participants.

Section 2: Effective Date and Plan Year

The Plan covers the Company’s fiscal year, which runs from January 1 to December 31 (“Plan Year”).

Section 3: Administration and Governance

The AIP Committee (the “Committee”) is appointed by the Chief Executive Officer of NBC Universal, and consists of the following:

•	CFO, NBC Universal
•	EVP Human Resources, NBC Universal
•	VP Compensation and Benefits, NBC Universal
•	SVP Financial Planning & Analysis, NBC Universal

The Committee has the power and authority to interpret and administer all aspects of the Plan and to adopt or change any rules, agreements, guidelines, or instruments as may be needed to administer the Plan and conduct its business.

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This includes, without limitation, the authority to resolve all matters relating to individual bonus payments (“Awards”) made under the Plan, eligibility determinations, target levels, funding, and restrictions that may be applied to any Award.

The Committee has the power to amend or terminate the Plan. The Committee’s decisions and findings with respect to the Plan are final and binding on all participants.

Section 4: Eligibility and Targets

Key management company employees are eligible to participate in the Plan, subject to the recommendations of senior management and the final approval of the Committee. Eligibility to participate in the Plan will be communicated and confirmed to participants through an AIP Plan Memorandum (the “Plan Memorandum”).

The Plan Memorandum will communicate to participants their AIP Target Opportunity for the year. In the US, the Target (which is the size of the Award associated with meeting but not exceeding both business and personal performance targets, “Target”) will generally be expressed as a fixed dollar opportunity that does not change throughout the year unless promoted. In other countries, the Target may be expressed as either a fixed amount in the appropriate currency or as a percentage of base salary.

If an employee either joins the Company in a bonus eligible position or moves into a bonus eligible position during the Plan Year, in order to be eligible to participate in the Plan during that Plan Year, the employee must have commenced active services to the Company before the Eligibility Cutoff Date. The Eligibility Cutoff Date for purposes of the Plan is October 1st of each Plan Year. Employees who gain eligibility before the Eligibility Cutoff Date will have Targets prorated based upon the time in which he or she has commenced providing active services to the Company in that bonus eligible position.

For all purposes relating to the Plan, prorated Targets will be calculated as the number of months of eligible service divided by 12. Any event that adds or removes an employee from the Plan or changes the AIP Target (e.g., a promotion, demotion, reclassification, etc.) can lead to proration. For partial months of service, any action that occurs on or before the 15th day of the month will be deemed to have occurred on the first day of that month. Actions occurring on the 16th day of a month or later will be deemed to have occurred on the first day of the following month.

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Section 5: Plan Elements

A. Business Components and Bonus Pools

The Committee will determine annually which business components (“Components”) of NBC Universal will be measured for the purposes of the Plan. Each Component will have, based upon its business performance, an AIP bonus pool (“Component Pool”) established at the close of a Plan Year. All Awards are paid from the Component Pool and the total Awards paid out cannot exceed the calculated funding of each Component Pool. The Committee, in its sole discretion, may adjust the size of Component Pools based upon considerations including the quality of earnings, strategic considerations, etc.

B. Performance Measures

The Committee will determine the performance measures (“Performance Measures”) that will be used for funding the Component Pools under the Plan (e.g., Operating Profits), the proportionate weight to be assigned to each selected Performance Measure, and the levels that will be needed to achieve Target, maximum, and minimum funding under the Plan.

C. Bonus Pool Funding

The target pool for each Component is the sum of the individual AIP Targets of all Component participants, (“Target Pool”). The Target Pool will be 100% funded if the Component achieves (but does not exceed) the targeted business performance levels (“Performance Target”) for all performance measures established by the Committee at the outset of each Plan Year. The maximum funding of a Component Pool is 200% of the Target Pool. That is the level of funding associated with meeting or exceeding the maximum performance levels set by the Committee at the outset of a Plan Year. A Component Pool may not be funded at all if the minimum performance levels set by the Committee at the outset of Plan Year are not met for all of the Performance Measures established by the Committee. If the minimum standards for funding set by the Committee at the outset of a Plan Year are met, but not exceeded, the Component Pool will be funded at 50% of the Target Pool. For performance levels that exceed the minimum but are below the Performance Target and for performance levels that exceed the Performance Target but are below maximum, pool funding will be determined by interpolation.

For the purposes of determining Component Pool funding, each Performance Measure is measured separately and independently of the other Performance Measures.

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D. Award Determination

Awards under the Plan are calculated by multiplying three items:

•	AIP Target Bonus
•

Business Component Score—a percentage of the Target Pool (which may be greater or less than 100%) based on the actual performance of the Business Component against goals and the performance of NBCU or NBCU International against goals. As described in Section 5.A and as appears in your Plan Memorandum.

•	An individual performance factor that reflects the participant’s performance. This factor can be 0 or range from 50% to 125%.

E. Award Payments

All payments are made after actual results on Performance Measures have been determined, typically within the first quarter of the following year.

Participants must be providing active services to NBC Universal (or receiving benefits under the Company’s short-term disability plan known as the NBCU Salary Continuance Plan) at the time of payout to receive their Awards under the Plan.

In the case of death, retirement or long-term disability during a Plan year, a participant or his or her estate will receive pro rata consideration.

Time spent under the NBCU Salary Continuance Plan will count as regular service for the purposes of the Plan.

Section 6: Miscellaneous Provisions

A. Unsecured Obligation

No trust fund shall be created in connection with the Plan or any Awards payable under the Plan and there is no required funding of amounts that might become payable under the Plan. No participant will have an interest in any fund or asset of the Company as a result of the Plan. All liabilities relating to the Plan are general unsecured liabilities of the Company and Plan participants have the same rights as other unsecured creditors of the Company.

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B. Nonassignability

No right to or interest in the Plan or to any Award is assignable or transferable or subject to any lien or encumbrance, either directly or indirectly, by operation of law or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

C. Withholding Taxes

All Awards under the Plan are subject to all applicable withholding taxes, including federal and state income taxes and employment taxes. The Company will withhold such taxes in accordance with applicable tax laws and regulations.

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